EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 2, 2022 with respect to the statements of condition including the related portfolios of Defensive Equity & Income Portfolio 2022-3, Emerging Markets Dividend Portfolio 2022-3 and Digital Gaming Portfolio 2022-3 (included in Invesco Unit Trusts, Series 2237) as of September 2, 2022 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-266145) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
September 2, 2022